Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-170889 and 333-182504 on Form S-8 and Nos. 333-172795, 333-182380, 333-189463, and 333-189464 on Form S-3 of our reports dated February 21, 2014, relating to the consolidated financial statements of General Growth Properties, Inc. and subsidiaries (the “Company”), the consolidated financial statement schedule of the Company, and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of General Growth Properties, Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Chicago, Illinois
February 21, 2014